Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

1.          Parties. The parties to this Separation and Release Agreement (this “Agreement”) are Roger Shannon, the Employee (for yourself, your family, beneficiaries and anyone acting for you) (“you”), and Charah, LLC and its parent, Charah Solutions, Inc. (collectively the “Employer”).

2.          End of Employment. Your employment with the Employer will end on November 1, 2022 (“Termination Date”). You must not sign this Agreement before your Termination Date. Regardless of whether you sign or revoke this Agreement, you will receive your final pay including accrued and unused vacation or PTO.  You will also have the right to continue your medical coverage under COBRA, and will separately receive a notice describing your rights under COBRA. All other benefits provided by or through the Employer will end on the Termination Date.  You acknowledge that the termination of your employment constitutes your deemed resignation as Chief Financial Officer and Treasurer of the Employer, and as an officer or member of the governing board of each member of the Employer Group, pursuant to Section 22 of the Employment Agreement (as hereinafter defined).

3.          Separation Pay and Benefits. Regardless of whether you enter into this Agreement, you will be paid your Base Salary earned through the Termination Date and all benefits provided upon termination of employment pursuant to the Employer’s employee benefit plans and policies in accordance with the terms thereof (not including any severance or separation pay plan or policy).  In addition, as consideration for your promises in this Agreement, if you enter into and abide by this Agreement, remain employed in good standing with the Employer until the Termination Date, and continue to comply with the requirements of Sections 9 through 11 of the Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of July 22, 2022, between you and the Employer, after you sign this Agreement, you will receive the following Termination Benefits as defined in Section 7(f)(ii) of the Employment Agreement:

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Severance Payment: You will be paid, as severance, the amount of $437,750, which represents your current Base Salary, which shall be paid, minus applicable deductions and withholdings, by check or, if authorized by you, direct bank deposit, in substantially equal installments on regular payroll dates over the twelve month period commencing with the Termination Date, provided that the first such installment shall be paid on the first payroll date that occurs after the date on which your right to revoke this Agreement expires, and shall include all installments that would otherwise have been paid prior to such date.  The Employer may, in its sole discretion, pay all or any portion of such amount in a lump sum, provided that such payment will not violate §409A of the Internal Revenue Code.

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COBRA Subsidy: If you elect COBRA coverage, the Employer will provide the COBRA benefit as defined in Section 7(f)(ii)(B) of the Employment Agreement, and subject to the terms and conditions of said Section 7(f)(ii)(B) for a COBRA Period of twelve months, or such shorter period as may be provided in Section 7(f)()(ii)(B).  You recognize that such subsidy may be considered taxable income.

•	Vesting of Certain Restricted Stock Units and Performance Share Units:

Grant Type	Grant Date	Shares to Vest	Outstanding
RSU	17-Jun-2019	11,121	22,242
RSU	09-Jun-2020	8,558	17,115
RSU	01-Apr-2021	9,861	39,444
RSU	04-Apr-2022	12,423	74,537
PSU	01-Apr-2021	23,008	39,443
PSU	04-Apr-2022	12,423	49,690
Subtotals		77,394	242,471
PSU (*)	09-Jun-2020	TBD (*)	34,227

77,394 of the 242,471 restricted stock units (RSUs) and performance shares units (“PSUs”) granted to you on the dates and in the amounts indicated in the table above that are not otherwise vested, shall vest on the date on which your right to revoke this Agreement expires.

(*) Based on the actual results of the 2020-2022 PSU Grant performance goals as of October 31, 2022, up to 92% of the 2020 PSU grant of 34,227 PSUs will vest,

For avoidance of doubt, any other equity grants that are not vested on the Termination Date, including any PSUs with respect to which the performance period has not expired on the Termination Date, shall be forfeited, anything in the Charah Solutions, Inc. 2018 Omnibus Incentive Plan (the “Incentive Plan”), or the individual award agreements, to the contrary notwithstanding.  For avoidance of doubt, you waive any right to assert that your termination constitutes a termination without cause or otherwise results in accelerated vesting of any such awards.

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Change in Control.  If a Change in Control, as defined in the Employment Agreement, occurs within the CIC Protection Period, as defined that agreement, the Termination Benefits will be adjusted in accordance with the Employment Agreement.

You agree that (i) you are not entitled to any form of compensation, benefits or other payments from the Employer as a result of or following the termination of your employment, except as otherwise provided herein, (ii) the Termination Benefits are items of value being provided in exchange for your promises in this Agreement, and that you are not otherwise entitled to the Termination Benefits, and (iii) that Section 7(g) of the Employment Agreement shall apply to the Termination Benefits; provided, however, that the Employer will not assert that the manner in which you have performed your duties as Chief Financial Officer constituted “cause” within the meaning of Section 7(a)(i), (iii) or (v) of the Employment Agreement.  You waive any right to re-employment with the Employer, and agree not to apply for re-employment.

4.          General Release. You release the Employer (plus its parents, subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their past and present directors, officers, employees and anyone else acting for any of them – all together “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to anything to do with your employment or the end of your employment. This means you give up all claims and rights related to:

•	Pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits;

•	Compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties;

•	Violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

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Unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;

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Discrimination, harassment or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity (including Sarbanes-Oxley, Dodd-Frank and False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; and

•	Any participation in any class or collective action against any Releasee.

5.          Release Exclusions/Employee Protections. The release provisions of this Agreement exclude: claims arising after you sign this Agreement; claims for breach of this Agreement; and claims that cannot be waived, such as for unemployment or worker’s compensation benefits. Nothing in any part of this Agreement limits your rights to: (i) file a charge with any administrative agency, such as the U.S. Equal Employment Opportunity Commission or a state fair employment practice agency, or communicate directly with or provide information (including testimony) to an agency, or otherwise participate in an agency proceeding; or (ii) communicate with law enforcement or your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, you may receive money properly awarded by the U.S. Securities and Exchange Commission (SEC) as a reward for providing information to that agency.

6.          Promise Not To Sue. A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by the General Release, you agree never to sue any Releasee for any reason covered by the General Release. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Employer can require you to return all but $100.00 of the money and benefits provided to you under this Agreement. In that event, the Employer shall be excused from any remaining obligations that exist solely because of this Agreement.

7.          Whistleblowing. You agree that (i) no one has interfered with your ability to report within the Employer possible violations of any law, and (ii) it is the Employer’s policy to encourage such reporting.

8.          Return of Employer Property. Except to the extent necessary to facilitate “Cooperation” as detailed in Section 8 of this Agreement, you have returned (or you will before receiving any Termination Benefits) all the Employer property you possessed or controlled, including any confidential information, cellular phone, or other business equipment, credit cards, keys, software or work product. You agree to return any Employer property not previously returned promptly upon completing any cooperation requested by the Employer. The Employer property includes all originals plus hard copies and electronic versions of all documents, such as e-mails, facsimiles, files, handbooks, letters, manuals, memoranda, power points, records and reports. You also agree to promptly reconcile promptly any outstanding expense accounts.

9.          Future Cooperation. You agree to make yourself available to assist the Employer with transitioning your duties as well as with any investigations, legal claims, or other matters concerning anything related to your employment. You specifically agree to make yourself available to the Employer upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Employer any employment-related documents you possess or control. “Cooperation” does not mean you must provide information favorable to the Employer; it means only that you will upon the Employer’s request provide information you possess or control. If the Employer requests your cooperation, it will reimburse you for reasonable time and expenses, provided you submit appropriate documentation.

10.         Compliance with Employment Agreement. You acknowledge and agree that you will remain obligated to comply with all provisions of the Employment Agreement that survive the termination of your employment, including without limitation Sections 9 through 11 and 13, regardless of whether your revoke this Agreement.

11.         Non-Admission. The Payment of Termination Benefits under this Agreement does not constitute an admission that you have any viable claim against the Employer or any other Releasee resulting from or arising out of your employment by the Employer or the termination of your employment. Each Releasee denies all liability.

12.         Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the Commonwealth of Kentucky, without regard to its choice of law provisions.

13.         Severability. If a court finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced.

14.         Resolution of Disputes. If you or Employer believe the other has violated any obligation under this Agreement or your Employment Agreement, that party must notify the other party in writing of the details of that violation and give the other party the opportunity to respond or cure within fourteen (14) days. If this does not resolve the dispute, then the parties agree to mediate the dispute with a mutually acceptable mediator within the following thirty (30) days. If the mediation fails, then the dispute shall be subject to the mandatory arbitration pursuant to, and to the extent provided in, Section 12 of the Employment Agreement.

15.         Medicare Secondary Payer. Nothing in this Agreement prevents either party from: (i) addressing any claim for reporting violations, penalties, or reimbursement liabilities under the Medicare Secondary Payer law or the Medicare, Medicaid, and SCHIP Extension Act of 2007; (ii) communicating information about this Agreement for compliance purposes to the Department of Health and Human Services or the Centers for Medicare & Medicaid Services; or (iii) otherwise complying with the above laws. In addition, you agree to indemnify and defend the Employer against any loss or liability it incurs due to Medicare conditional payments related to the accident, injury, or illness underlying this settlement.

You have consulted with an attorney before signing this Agreement (or been advised by this Agreement of your right to do so) regarding any obligation of either party to reimburse Medicare for conditional payments related to the accident, injury, or illness underlying this settlement. No mistake of law or fact by either party regarding any obligation to reimburse Medicare shall nullify and void this Agreement.

16.         Individual Agreement. This Agreement has been negotiated individually and is not part of a group exit incentive or other termination program.

17.         Entire Agreement. This Agreement is the complete understanding between you and the Employer. It replaces any other agreements, representations or promises, written or oral; provided that (i) any post-termination obligations contained in the Employment Agreement shall remain in force, and such post-termination obligations are incorporated into this Agreement by reference; and (ii) except as otherwise expressly provided herein, your rights, if any, under any outstanding awards pursuant to the Incentive Plan shall be governed exclusively by the terms of the Incentive Plan and the applicable award agreements and any post-employment obligations you may have under the Incentive Plan and such award agreements shall remain in effect,. Notwithstanding your preexisting obligations with respect to confidential employer information, pursuant to the federal Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

18.         Time to Consider. You have 21 days to consider this Agreement after receiving it. You must sign and return this Agreement to the Employer during this review period if you want to receive the Termination Benefits.  Notwithstanding the foregoing, you may not execute this Agreement prior to the Termination Date and, if necessary, the period of time you have to consider this Agreement shall be extended until the Termination Date.  You agree that any negotiated changes in this Agreement will not restart the 21 day consideration period.  This Agreement will not be withdrawn or changed except upon mutual consent of Employee and Employer prior to October 31, 2022.

19.         Time to Revoke. After you sign this Agreement, you have seven (7) days to revoke it by sending written notice of revocation, in the manner described in Section 20 of the Employment Agreement, to:

Charah, LLC
Attention: Vice President of Legal Affairs
12601 Plantside Drive
Louisville, Kentucky 40299
E-mail: sbrehm@charah.com.

This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, you will not receive the Termination Benefits.

20.         Other Representations. You agree:

•	You have received all pay, compensation, benefits, leave, time off, and/or expense reimbursements you are due to date, including for overtime or vacation/PTO;
•	You have not suffered any on‑the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;
•	You do not have any pending lawsuits against the Employer;
•	You were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing this Agreement;
•	You have had the opportunity to negotiate this Agreement with the Employer, and this Agreement shall not be construed for or against either party as a drafter of its terms;
•	You have relied on your own informed judgment, or that of your attorney if any, in deciding whether to sign this Agreement; and
•	You are signing this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set next to their signatures below.

CHARAH, LLC

/s/ Roger Shannon	By:	/s/ Steven A. Brehm
Roger Shannon	Name: Steven A. Brehm
Dated: December 1, 2022	Title: Vice President of Legal Affairs
Dated: December 1, 2022

CHARAH SOLUTIONS, INC.

By:	/s/ Steven A. Brehm
Name: Steven A. Brehm
Title: Vice President of Legal Affairs
Dated: December 1, 2022